Exhibit 99.1

PRESS RELEASE

INDUSTRY VETERAN BRETT SCOTT JOINS NORTH AMERICAN
SCIENTIFIC AS CHIEF FINANCIAL OFFICER

Chatsworth, CA - July 22, 2008— North American Scientific (NASDAQ:  NASM) announced today that it has appointed Brett L. Scott, CPA to the position of Chief Financial Officer.  Mr. Scott will join the NASM Senior Team effective August 11, 2008, and will report directly to John Rush, President and CEO.

“We are pleased to attract someone with the level of experience and success that Brett brings to the organization” said Mr. Rush.  “He will be an integral part of the senior management team and an invaluable asset in the strategic planning process.  Brett’s hiring marks the completion of the executive team build out we started a year ago.”

Mr. Scott joins North American Scientific from his role as CFO at Alsius Corporation, a publicly traded medical device company focused on temperature control of patients in the critical care arena.  During his tenure at Alsius, Mr. Scott played an integral part in the merger of Alsius and Ithaka Corporation (A Specified Purpose Acquisition Company (SPAC)), and was responsible for the implementation of SOX, SEC reporting and compliance, and investor relations.  Mr. Scott has also held the position of Chief Financial Officer with the following companies:  Irvine Biomedical,  a medical device company which was acquired by St. Jude Medical; Pain Concepts, a medical device company who’s flagship product was acquired by Stryker Medical; Cardiac Science, a publicly traded medical device company who merged with Quinton Cardiology Systems; and finally, Neuro Navigational Corporation, a publicly traded medical device company which was sold to Ballard Medical.  Mr. Scott is a certified public accountant and received his BS from the University of Southern California.

About North American Scientific

North American Scientific is a medical device company focused on developing products which deliver local controlled radiation therapy for cancer. Its innovative products allow patients to be treated effectively with a shortened course of treatment and reduced side effects.  Current products include the Prospera® Iodine and Palladium seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer.  Additionally, the Company has been gaining clinical experience with its ClearPath™ multi-channel catheter device for local radiation delivery in the breast cancer patient.   The ClearPath family of products are the only such devices approved for both high dose and continuous release, or low dose, local radiation treatments for breast cancer. The devices are designed to provide flexible, precise dose customization and unparalleled patient comfort in a shortened, effective course of treatment.    Please visit www.nasmedical.com for more information.